Empeiria Acquisition Corp. Announces Closing of
$60,000,000 Initial Public Offering

New York, NY, June 22, 2011 —/PRNewswire/ - Empeiria Acquisition Corp. (the “Company”)(OTCBB: EPAQU), a special purpose acquisition company formed for the purpose of acquiring or merging with an operating business, announced today that it has closed its initial public offering for gross proceeds of $60 million.

The Company sold 6,000,000 units at a price of $10.00 per unit. Each unit issued in the initial public offering consisted of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $11.50 per share. In addition the Company has granted the underwriters a 45 day over-allotment option to purchase up to an additional 900,000 units.

Initially, the units will be the only security trading. The Company’s units began trading on the Over-the-Counter Bulletin Board quotation system under the ticker symbol “EPAQU” on June 16, 2011. The common stock and warrants comprising the units will begin separate trading on the 10th business day following the expiration of the over-allotment option (or such earlier number of days as the underwriters may permit), subject to the Company’s filing a Current Report on Form 8-K with the Securities and Exchange Commission containing an audited balance sheet reflecting its receipt of the gross proceeds of this offering and issuing a press release announcing when such separate trading will begin.

The Company has deposited $61,200,000 (including $3,900,000 from a private placement of 390,000 units to the Company’s sponsor), or approximately $10.20 per share, into a trust account maintained by Continental Stock Transfer & Trust Company acting as the trustee. The funds will not be released from the trust account except under certain limited circumstances as described in the prospectus relating to this offering.

Cohen & Company Capital Markets, LLC acted as sole book-running manager and representative of the underwriters of the offering. The PrinceRidge Group LLC acted as co-manager of the offering. Ellenoff Grossman & Schole LLP acted as counsel to the Company and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. acted as legal counsel to the underwriters.

A registration statement relating to these units and the underlying securities was declared effective by the Securities and Exchange Commission on June 15, 2011. This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.

This offering is being made solely by means of a prospectus. A copy of the final prospectus relating to the offering can be obtained from the Securities and Exchange Commission at http://www.sec.gov/Archives/edgar/data/1514418/000114420411036111/v226058_424b4.htm and can be obtained from Cohen & Company Capital Markets, LLC, 1633 Broadway, 28th Floor, New York, NY 10019.

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Company Contact:

Alan B. Menkes
Chief Executive Officer
(212) 887-1126